Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2024 Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 20, 2023--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second quarter of fiscal 2024 and six months ended September 30, 2023.

Second fiscal quarter highlights

During its second fiscal quarter, World Acceptance Corporation continued to focus on credit quality and a conservative approach to its lending operations. Management believes that continuing to carefully invest in our best customers and closely monitoring performance will put the Company in a strong position throughout the fiscal year, particularly given the potentially challenging economic environment.

Highlights from the second quarter include:

  Net income of $16.1 million
  Diluted net income per share of $2.71
  Recency delinquency on accounts 90+ days past due improved from 5.0% at September 30, 2022, to 3.7% at September 30, 2023
  Total revenues of $136.9 million, including a 240 basis point yield increase compared to the same quarter in the prior year

Portfolio results

Gross loans outstanding were $1.38 billion as of September 30, 2023, a 13.7% decrease from the $1.60 billion of gross loans outstanding as of September 30, 2022. During the most recent quarter, gross loans outstanding decreased sequentially 1.3%, or $18.5 million, from $1.40 billion as of June 30, 2023, compared to a decrease of 2.6%, or $43.4 million, in the comparable quarter of the prior year. During the most recent quarter, we saw a decrease in borrowing from new, former, and refinance customers compared to the same quarter of fiscal year 2022 due to the tighter underwriting standards implemented in prior quarters. We also took steps to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations. We will continue to monitor performance indicators and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q2 FY 2024	Q2 FY 2023	Q2 FY 2022
New Customers	$36,822,744	$36,638,094	$89,356,906
Former Customers	$90,227,607	$98,701,899	$131,266,845
Refinance Customers	$541,181,690	$621,138,738	$580,856,073

Our customer base decreased by 9.4% during the twelve-month period ended September 30, 2023, compared to a decrease of 2.3% for the comparable period ended September 30, 2022. During the quarter ended September 30, 2023, the number of unique borrowers in the portfolio increased by 1.0% compared to a decrease of 5.1% during the quarter ended September 30, 2022.

As of September 30, 2023, the Company had 1,053 open branches. For branches open at least twelve months, same store gross loans decreased 10.9% in the twelve-month period ended September 30, 2023, compared to an increase of 21.2% for the twelve-month period ended September 30, 2022. For branches open throughout both periods, the customer base over the twelve-month period ended September 30, 2023, decreased 6.7% compared to an increase of 3.3% for the twelve-month period ended September 30, 2022.

Three-month financial results

Net income for the second quarter of fiscal 2024 increased to $16.1 million from a net loss of $0.6 million for the same quarter of the prior year. Net income per diluted share increased to $2.71 per share in the second quarter of fiscal 2024 from a net loss of $0.11 per share for the same quarter of the prior year.

Total revenues for the second quarter of fiscal 2024 decreased to $136.9 million, a 9.5% decrease from $151.3 million for the same quarter of the prior year. Interest and fee income declined 10.4%, from $130.46 million in the second quarter of fiscal 2023 to $116.95 million in the second quarter of fiscal 2024. Insurance income decreased by 7.8% to $15.5 million in the second quarter of fiscal 2024 compared to $16.8 million in the second quarter of fiscal 2023. The large loan portfolio increased from 55.4% of the overall portfolio as of September 30, 2022, to 56.7% as of September 30, 2023. The large loan percent of the mix decreased when compared to March 31, 2023, at which time it was 58.1%. Interest and insurance yields increased 110 basis points for the quarter ended September 30, 2023, relative to the quarter ended March 31, 2023, and 240 basis points relative to the quarter ended September 30, 2022. Other income increased by 11.0% to $4.40 million in the second fiscal quarter of fiscal 2024 compared to $3.96 million in the second fiscal quarter of fiscal 2023.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology. This accounting methodology requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses decreased $28.1 million to $40.5 million from $68.6 million when comparing the second quarter of fiscal 2024 to the second quarter of fiscal 2023. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2024	FY 2023	Difference	Reconciliation
Beginning Allowance - June 30	$129.3	$155.7	$(26.4)
Change due to Growth	$(1.6)	$(4.1)	$2.5	$2.5
Change due to Expected Loss Rate on Performing Loans	$(1.2)	$(3.6)	$2.4	$2.4
Change due to 90 day past due	$2.4	$7.9	$(5.5)	$(5.5)
Ending Allowance - September 30	$128.9	$155.9	$(27.0)	$(0.6)
Net Charge-offs	$40.9	$68.4	$(27.5)	$(27.5)
Provision	$40.5	$68.6	$(28.1)	$(28.1)
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from substantially lower charge-offs and smaller increases in accounts 90 days past due.

Net charge-offs for the quarter decreased $27.5 million, from $68.4 million in the second quarter of fiscal 2023 to $40.9 million in the second quarter of fiscal 2024. Net charge-offs as a percentage of average net loan receivables on an annualized basis decreased to 16.1% in the second quarter of fiscal 2024 from 23.0% in the second quarter of fiscal 2023.

Accounts 61 days or more past due decreased to 5.9% on a recency basis at September 30, 2023, compared to 8.0% at September 30, 2022. Our allowance for credit losses as a percent of net loans receivable was 12.8% at September 30, 2023, compared to 13.5% at September 30, 2022.

We experienced significant improvement in recency delinquency on accounts at least 90 days past due, improving from 5.0% at September 30, 2022, to 3.7% at September 30, 2023. Recency delinquency for accounts 0-89 days past due also improved from 23.5% at September 30, 2022, to 22.1% at September 30, 2023.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last twelve months we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
09/30/2018	$360,508,875	$766,281,264	$1,126,790,139
09/30/2019	$457,720,143	$816,488,354	$1,274,208,497
09/30/2020	$365,242,591	$744,182,305	$1,109,424,896
09/30/2021	$455,201,848	$939,669,804	$1,394,871,652
09/30/2022	$481,374,232	$1,117,025,275	$1,598,399,507
09/30/2023	$324,731,250	$1,054,823,272	$1,379,554,522
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
09/30/2018	$67,589,136	$35,276,253	$102,865,389
09/30/2019	$97,211,268	$50,207,090	$147,418,358
09/30/2020	$(92,477,552)	$(72,306,050)	$(164,783,602)
09/30/2021	$89,959,256	$195,487,500	$285,446,756
09/30/2022	$25,139,613	$178,388,242	$203,527,855
09/30/2023	$(148,952,393)	$(69,892,592)	$(218,844,985)
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
09/30/2018	32.0%	68.0%
09/30/2019	35.9%	64.1%
09/30/2020	32.9%	67.1%
09/30/2021	32.6%	67.4%
09/30/2022	30.1%	69.9%
09/30/2023	23.5%	76.5%

General and administrative (“G&A”) expenses decreased $6.7 million, or 9.7%, to $62.95 million in the second quarter of fiscal 2024 compared to $69.69 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 46.1% during the second quarter of fiscal 2023 to 46.0% during the second quarter of fiscal 2024. G&A expenses per average open branch decreased by 3.3% when comparing the second quarter of fiscal 2024 to the second quarter fiscal 2023.

Personnel expense decreased $6.9 million, or 15.1%, during the second quarter of fiscal 2024 as compared to the second quarter of fiscal 2023. Salary expense decreased approximately $0.6 million, or 1.9%, in the quarter ended September 30, 2023, compared to the quarter ended September 30, 2022. Our headcount as of September 30, 2023, decreased 6.2% compared to September 30, 2022. Benefit expense increased approximately $1.2 million, or 15.0%, when comparing the quarterly periods ended September 30, 2023 and 2022. Incentive expense decreased $7.3 million, or 93.9%, in the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023. The decrease in incentive expense is mostly due to a decrease in share-based compensation of $4.9 million related to the reversal of the expense associated with the third tranche of our performance-based share plan, since the Company is not expected to achieve the target required for the third tranche to vest, which was set at earnings per share of $25.30 over four consecutive quarters.

Occupancy and equipment expense decreased $1.1 million, or 7.9%, when comparing the quarterly periods ended September 30, 2023 and 2022. The prior year's second quarter includes $0.8 million in expense related to the merger of branches during the quarter.

Advertising expense increased $1.2 million, or 122.0%, in the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 due to increased spending on customer acquisition programs.

Interest expense for the quarter ended September 30, 2023, decreased by $0.5 million, or 3.8%, from the corresponding quarter of the previous year. Interest expense decreased due to a 25.2% decrease in average debt outstanding for the quarter offset by a 30% increase in the effective interest rate from 6.7% to 8.7%. The average debt outstanding decreased from $775.6 million to $580.4 million when comparing the quarters ended September 30, 2023 and 2022. The Company’s debt to equity ratio decreased to 1.4:1 at September 30, 2023, compared to 2.1:1 at September 30, 2022. As of September 30, 2023, the Company had $560.9 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $1.5 million of its previously issued bonds for a purchase price of $1.3 million during the quarter.

Other key return ratios for the second quarter of fiscal 2024 included a 5.0% return on average assets and a return on average equity of 15.2% (both on a trailing twelve-month basis).

There were no repurchases of common stock during the second quarter of fiscal 2024. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during fiscal 2023. This is in addition to the repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million. The Company had approximately 5.8 million common shares outstanding, excluding approximately 462,500 unvested restricted shares, as of September 30, 2023.

Six-Month Results

Net income for the six-months ended September 30, 2023, increased $34.8 million to $25.6 million compared to a loss of $9.2 million for the same period of the prior year. This resulted in a net income of $4.33 per diluted share for the six months ended September 30, 2023, compared to a net loss of $1.61 per diluted share in the prior year period. Total revenues for the first six-months of fiscal 2024 decreased 10.7% to $276.2 million, compared to $309.2 million during the corresponding period of the previous year due to a decrease in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 22.8% during the first six-months of fiscal 2023 to 16.5% for the first six-months of fiscal 2024.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=W1A4TN87. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Revenues:
Interest and fee income	$116,953	$130,462	$233,572	$260,667
Insurance and other income, net	19,922	20,797	42,627	48,510
Total revenues	136,875	151,259	276,199	309,177

Expenses:
Provision for credit losses	40,463	68,620	87,065	154,442
General and administrative expenses:
Personnel	38,437	45,295	80,229	90,473
Occupancy and equipment	12,429	13,491	25,048	26,726
Advertising	2,242	1,010	4,991	3,218
Amortization of intangible assets	1,063	1,106	2,132	2,238
Other	8,776	8,793	18,672	18,690
Total general and administrative expenses	62,947	69,695	131,072	141,345

Interest expense	12,543	13,032	24,785	24,207
Total expenses	115,953	151,347	242,922	319,994

Income (loss) before income taxes	20,922	(88)	33,277	(10,817)

Income tax expense (benefit)	4,839	549	7,655	(1,613)

Net income (loss)	$16,083	$(637)	$25,622	$(9,204)

Net income (loss) per common share, diluted	$2.71	$(0.11)	$4.33	$(1.61)

Weighted average diluted shares outstanding	5,939	5,726	5,915	5,734

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30, 2023	March 31, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$18,786	$16,509	$20,695
Gross loans receivable	1,379,514	1,390,016	1,598,361
Less:
Unearned interest, insurance and fees	(370,312)	(376,675)	(439,656)
Allowance for credit losses	(128,892)	(125,553)	(155,892)
Loans receivable, net	880,310	887,788	1,002,813
Operating lease right-of-use assets, net	80,397	81,289	85,517
Property and equipment, net	23,696	23,926	24,741
Deferred income taxes, net	41,858	41,722	48,315
Other assets, net	40,124	43,423	40,184
Goodwill	7,371	7,371	7,371
Intangible assets, net	13,158	15,291	17,518
Total assets	$1,105,700	$1,117,319	$1,247,154

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$276,556	$307,911	$450,899
Senior unsecured notes payable, net	284,379	287,353	295,793
Income taxes payable	1,947	2,533	2,317
Operating lease liability	82,948	83,735	87,968
Accounts payable and accrued expenses	49,847	50,560	54,511
Total liabilities	695,677	732,092	891,488

Shareholders' equity	410,023	385,227	355,666
Total liabilities and shareholders' equity	$1,105,700	$1,117,319	$1,247,154

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS
(unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022

Gross loans receivable	$1,379,514	$1,598,361	$1,379,514	$1,598,361
Average gross loans receivable (1)	1,394,395	1,635,556	1,390,609	1,600,374
Net loans receivable (2)	1,009,202	1,158,705	1,009,202	1,158,705
Average net loans receivable (3)	1,017,773	1,187,295	1,015,017	1,166,656

Expenses as a percentage of total revenue:
Provision for credit losses	29.6%	45.4%	31.5%	50.0%
General and administrative	46.0%	46.1%	47.5%	45.7%
Interest expense	9.2%	8.6%	9.0%	7.8%
Operating income as a % of total revenue (4)	24.4%	8.6%	21.0%	4.3%

Loan volume (5)	668,215	756,477	1,389,449	1,688,856

Net charge-offs as percent of average net loans receivable on an annualized basis	16.1%	23.0%	16.5%	22.8%

Return on average assets (trailing 12 months)	5.0%	1.3%	5.0%	1.3%

Return on average equity (trailing 12 months)	15.2%	4.1%	15.2%	4.1%

Branches opened or acquired (merged or closed), net	(2)	(42)	(20)	(63)

Branches open (at period end)	1,053	1,104	1,053	1,104
_______________________________________________________
(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800